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                                      A1546

                                                               EXHIBIT (a)(5)(X)

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

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SIMON PROPERTY GROUP, INC.,                     :
SIMON PROPERTY ACQUISITIONS, INC.,
AND RANDALL J. SMITH,                           :

                       Plaintiffs,              :

                 - against -                    :
                                                       CIVIL ACTION NO. 02-74799
TAUBMAN CENTERS, INC., A. ALFRED                :
TAUBMAN, ROBERT S. TAUBMAN, LISA                       JUDGE VICTORIA A. ROBERTS
A. PAYNE, GRAHAM T. ALLISON, PETER              :
KARMANOS, JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A.                   :
CHAZEN, AND S. PARKER GILBERT,
                                                :
                       Defendants.
                                                :

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                          AFFIDAVIT OF KEITH R. PAULEY

COUNTY OF BALTIMORE )
                    ) ss.:
STATE OF MARYLAND   )

         Keith R. Pauley, being duly sworn, deposes and says as follows:

     1. I am a Managing Director and the Chief Investment Officer of LaSalle Investment Management (Securities), L.P. ("LaSalle"). I make this affidavit based upon personal knowledge and in support of plaintiffs' motion for a preliminary injunction. LaSalle is a real estate investment manager that primarily invests in the securities of Real Estate Investment Trusts and real estate operating companies. LaSalle currently has approximately $3 billion in assets under management.

     2. LaSalle has been a shareholder of Taubman Centers, Inc. ("TCI") since approximately 1993. LaSalle currently owns approximately 2.3 million shares of

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                                      A1547

common stock of TCI. This represents approximately 4.5% of the outstanding common stock of TCI.

     3. On February 13, 2003, LaSalle tendered 2,178,488 shares of TCI common stock into the all cash offer made by Simon Property Group, Inc. and Westfield America, Inc. to purchase all outstanding shares of TCI common stock for $20 per share.

     4. LaSalle's decision to tender was not dictated by any internal policies or preexisting rules. Rather, our decision to tender was because: a) LaSalle believes the $20 per share tender offer represents an attractive price to exit our investment in TCI and b) LaSalle is eager to encourage the TCI board and TCI management to explore strategic alternatives in order to maximize the value of TCI shares.


                                                 /s/ Keith R. Pauley
                                                 -------------------
                                                 Keith R. Pauley
                                                 Managing Director and Chief
                                                   Investment Officer
                                                 LaSalle Investment Management
                                                   (Securities), L.P.


/s/ Lisa A. Garrison
--------------------
Lisa A. Garrison
Notary public

Sworn to me this 26th day of February, 2003, in the County of Baltimore and State of Maryland.

My Commission expires: 3-1-2004